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Walmart Continues Sharpened Focus on Portfolio Management

Company exits Walmart Express pilot as part of closing 269 stores globally;
Impacted associates to receive assistance

BENTONVILLE, Ark. - Jan. 15, 2016 - Wal-Mart Stores, Inc. (WMT: NYSE) today announced plans to close 269 stores in the U.S. and globally.

In October 2015, the company said an active review of the portfolio was underway to ensure assets were aligned with strategy. Today’s action follows a thorough review of Walmart’s nearly 11,600 worldwide stores that took into account a number of factors, including financial performance as well as strategic alignment with long-term plans. In total, the impacted stores represent less than 1 percent of both global square footage and revenue.

“Actively managing our portfolio of assets is essential to maintaining a healthy business,” said Doug McMillon, president and CEO, Wal-Mart Stores, Inc. “Closing stores is never an easy decision, but it is necessary to keep the company strong and positioned for the future. It’s important to remember that we’ll open well more than 300 stores around the world next year. So we are committed to growing, but we are being disciplined about it.”

Store Closings/Openings
As part of today’s action, the company will close 154 locations in the U.S., including the company’s 102 smallest format stores, Walmart Express, which had been in pilot since 2011. Walmart instead will focus on strengthening Supercenters, optimizing Neighborhood Markets, growing the e-commerce business and expanding Pickup services for customers. Also covered in the closures are 23 Neighborhood Markets, 12 Supercenters, seven stores in Puerto Rico, six discount centers, and four Sam’s Clubs.

Internationally, the company is following a disciplined strategy of actively managing its portfolio. Consistent with this strategy, the company is closing 115 stores outside the United States. This includes 60 recently-closed, loss-making stores in Brazil, which represents only 5 percent of sales in that market. The company has already been able to relocate many affected associates in Brazil to other stores. The remaining 55 stores are primarily small, loss-making stores in other Latin American markets. Walmart will disclose more detail about those actions, including the number of stores per market, after completing local associate and community outreach.

Walmart will continue to invest in its future, with plans to open stores worldwide in the coming fiscal year. Domestically, Walmart intends to open 50 to 60 Supercenters and 85 to 95 Neighborhood Markets in Fiscal 2017, which begins Feb. 1. In the same period, Sam’s Club plans to open in seven to 10 new locations. Internationally, Walmart intends to open between 200 and 240 stores during the coming year.

Financial Impact
The financial impact of these closures is estimated to be approximately $0.20 to $0.22 of diluted earnings per share from continuing operations, with approximately $0.19 to $0.20 expected to impact the fourth quarter of fiscal 2016. The remainder of the impact will fall into the first half of fiscal 2017. Approximately 75 percent of the impact relates to U.S. closings and the remaining portion involves Walmart

International, with a large majority of the international impact relating to the closures in Brazil. Walmart will report its fiscal 2016 fourth-quarter and full-year results on Feb. 18. The estimated financial impact is not included in the company’s fiscal 2016 fourth quarter and full year earnings guidance.

Store Associates and Transition Assistance
In total, approximately 16,000 associates will be impacted by the decision, about 10,000 of them in the U.S. More than 95 percent of the closed stores in the U.S. are within 10 miles on average of another Walmart, and the hope is that these associates will be placed in nearby locations. Where that isn’t possible, the company will provide 60 days of pay and, if eligible, severance, as well as resume and interview skills training. Whether with Walmart or elsewhere, the company’s objective is to help all associates find their next job opportunity.

“The decision to close stores is difficult and we care about the associates who will be impacted,” McMillon said. “We invested considerable time assessing our stores and clubs and don’t take this lightly. We are supporting those impacted with extra pay and support, and we will take all appropriate steps to ensure they are treated well.”

Walmart will continue to serve the shopping needs of U.S. customers in the markets affected by today’s announcement through other Walmart locations and online at www.walmart.com. Customers can find the nearest Walmart store through the store locator function on the company’s website. A list of U.S. stores that are closing will be available today on the company’s website at approximately 11 a.m. CST.

About Walmart
Wal-Mart Stores, Inc. (WMT: NYSE) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our nearly 11,600 stores under 72 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2015 revenue of $485.7 billion, Walmart employs approximately 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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Forward Looking Statements
This release contains statements as to store closures, store openings, and the financial impact upon diluted earnings per share from continuing operations (EPS) from the store closures in the fourth quarter of fiscal 2016 and the first half of fiscal 2017. Walmart believes such statements are "forward-looking statements" as defined in, and they are intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. The actual financial impact of the store closures may differ materially from the EPS estimates provided in the release as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors. The risks, uncertainties and factors include the risks relating to Walmart's operations and financial performance discussed in Walmart's most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC). You should read this release in conjunction with that annual report on Form 10-K and Walmart's quarterly reports on Form 10-Q and current reports on Form 8-K subsequently filed with the SEC. You should consider all of the risks, uncertainties and other factors identified in those SEC reports carefully when evaluating the forward-looking statements in this release. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecast or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.